Exhibit 5.1

January 26, 2017

Universal Insurance Holdings, Inc.

1110 West Commercial Boulevard

Fort Lauderdale, Florida 33309

Ladies and Gentlemen:

We have acted as counsel to Universal Insurance Holdings, Inc., a Delaware corporation (“Company”), in connection with a Registration Statement on Form S-8 filed by the Company on the date hereof (“Registration Statement”) with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Act”), for the registration of 3,375,219 shares (“Shares”) of the Company’s common stock, par value $0.01 per share, that may be issued pursuant to the Company’s 2009 Omnibus Incentive Plan, as amended and restated (“Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the Certificate of Incorporation of the Company, as amended;

(iii)	the Amended and Restated Bylaws of the Company;

(iv)	the corporate action of the Company that provides for the issuance of the Shares; and

(v)	the Plan.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of corporate records of the Company, and certificates of public officials and of an officer of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

Universal Insurance Holdings, Inc.

January 26, 2017

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

Our opinions set forth herein are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when and if issued and delivered against payment therefor in accordance with the Plan and the terms of the individual award agreements, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ K&L Gates LLP